Exhibit 3.1

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHRYSLER GROUP LLC

Dated as of June 10, 2014

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OR IN THE CERTIFICATE ATTACHED AS EXHIBIT A HERETO.

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ARTICLE I

DEFINITIONS

Section 1.1	Specific Definitions	1
Section 1.2	Other Definitions	1

ARTICLE II

ORGANIZATIONAL MATTERS; GENERAL PROVISIONS

Section 2.1	Name	2
Section 2.2	Formation and Continuation	2
Section 2.3	Purposes	2
Section 2.4	Powers	2
Section 2.5	Principal Business Office	3
Section 2.6	Registered Agent	3
Section 2.7	Limited Liability	3
Section 2.8	Duration	3
Section 2.9	Filings; Qualification in Other Jurisdictions	3

ARTICLE III

CAPITALIZATION; MEMBERSHIP INTERESTS

Section 3.1	Membership Interests; Capitalization; Capital Accounts	3
Section 3.2	Application of Article 8 of the Uniform Commercial Code	4
Section 3.3	Certification of Membership Interests	4

ARTICLE IV

CONTRIBUTION; ALLOCATIONS; DISTRIBUTIONS

Section 4.1	Additional Contributions	5
Section 4.2	Allocation of Profits and Losses	5
Section 4.3	Tax Matters	7
Section 4.4	Distributions	8

ARTICLE V

BOARD OF MANAGERS; OFFICERS

Section 5.1	Establishment of Board of Directors	9
Section 5.2	General Powers of the Board of Directors	9

-i-

(continued)

-ii-

(continued)

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ARTICLE X

MEETINGS OF MEMBERS

Section 10.1	Meetings of the Members	19
Section 10.2	Notice of Meetings	19
Section 10.3	Adjournments	19
Section 10.4	Quorum	19
Section 10.5	Organization	19
Section 10.6	Waiver of Notice of Meetings of Members	19
Section 10.7	Determination of Members of Record	19

ARTICLE XI

INFORMATION RIGHTS; BOOKS AND RECORDS

Section 11.1	Schedule of Members	20
Section 11.2	Books and Records; Other Documents	20
Section 11.3	Reports and Audits	20
Section 11.4	Financial Statements and Other Information	21
Section 11.5	Independent Auditor	21

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1	Separability of Provision	21
Section 12.2	Notices	22
Section 12.3	Entire Agreement	22
Section 12.4	Governing Law	22
Section 12.5	Amendments	23
Section 12.6	Sole Benefit of Members	23
Section 12.7	Independent Contractors; Expenses	23
Section 12.8	Creditors	23
Section 12.9	Further Action	23
Section 12.10	Delivery by Facsimile or Email	23
Section 12.11	Interpretative Matters	23

Definitions Addendum

Schedule of Members

Annex A — Form of Certificate
Annex B — Schedule of Authority

-iii-

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

CHRYSLER GROUP LLC

This Fourth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Chrysler Group LLC (the “Company”), dated and effective as of June 10, 2014 (the “Effective Date”), is entered into by and among those persons or entities signing below or identified on the Schedule of Members (as the same may be amended from time to time) as members (the “Members”) of the Company.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “LLC Act”) by causing the filing of a Certificate of Formation of the Company (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware on April 28, 2009, and entering into the Limited Liability Company Agreement of the Company, dated as of April 28, 2009 (the “Original Agreement”).

WHEREAS, the Company subsequently amended and restated the Original Agreement on May 14, 2009, and entered into additional amended and restated agreements on June 10, 2009 (which was amended by that certain First Amendment, dated August 7, 2009, that certain Second Amendment, dated January 29, 2010 and that certain Third Amendment, dated April 5, 2011, the “2009 Agreement”) and through a third amended and restated agreement on February 24, 2012 (as amended by that certain First Amendment, dated July 27, 2012, and that certain Second Amendment, dated January 21, 2014, the “2012 Agreement”).

WHEREAS, following acquisition by FNA (as herein defined) of all of the Membership Interests (as herein defined) not previously held by FNA, the Company wishes to amend and restate the 2012 Agreement.

NOW, THEREFORE, the Members, by execution of this Agreement, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions. As used in this Agreement, and unless the context requires a different meaning, the terms defined in Part I of the Definitions Addendum have the meanings specified or referred to therein.

Section 1.2 Other Definitions. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement in the various Sections identified in Part II of the Definitions Addendum.

ARTICLE II

ORGANIZATIONAL MATTERS; GENERAL PROVISIONS

Section 2.1 Name. The name of the limited liability company shall be Chrysler Group LLC.

Section 2.2 Formation and Continuation.

(a) The Company was organized and hereby continues as a limited liability company under the LLC Act, upon the terms and subject to the conditions set forth in this Agreement.

(b) The rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the LLC Act, control.

(c) This Agreement completely amends, restates and supersedes in all respects the 2012 Agreement and each of its predecessor agreements.

Section 2.3 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Act, as such acts or activities may be determined by the Board of Directors (as herein defined) from time to time.

Section 2.4 Powers.

(a) The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the LLC Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.

(b) Subject to the provisions of this Agreement and except as prohibited by Law, (i) the Company may enter into, deliver and perform any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, all without any further act, vote or approval of any Member, and (ii) the Company may authorize (including by general delegated authority) any Person to enter into, deliver and perform on behalf of the Company any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever.

(c) Subject to the other provisions of this Agreement, the Company shall do all things necessary to maintain its existence separate and apart from each Member and any Affiliate of any Member and shall maintain its books and records separate from those of any Affiliate of the Company or any other Person.

Section 2.5 Principal Business Office. The principal business office of the Company shall be located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326, or at such other location as the Company as determined by the Board of Directors may designate from time to time in writing to be filed with the records of the Company.

Section 2.6 Registered Agent. The Company’s initial registered agent in the State of Delaware for service of process is identified in the Certificate of Formation filed with the Secretary of State of the State of Delaware. The Company may, as determined by the Board of Directors, from time to time change the registered agent, and any such change shall be reflected in appropriate filings with the Secretary of State of the State of Delaware.

Section 2.7 Limited Liability. Except as otherwise provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

Section 2.8 Duration. The period of the Company’s duration commenced on April 28, 2009 and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved and wound up in accordance with the provisions of this Agreement and the LLC Act.

Section 2.9 Filings; Qualification in Other Jurisdictions. The Company may prepare any documents required to be filed or appropriate for filing under the LLC Act, and the Company shall cause each such document to be filed in accordance with the LLC Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in any jurisdiction in which the Company may have established, or after the Effective Date may establish, a place of business. The Company may be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified, formed or registered. Any Officer, acting individually as an authorized person within the meaning of the LLC Act, may execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Company may appoint any other authorized persons to execute, deliver and file any such documents.

ARTICLE III

CAPITALIZATION; MEMBERSHIP INTERESTS

Section 3.1 Membership Interests; Capitalization; Capital Accounts.

(a) The Company shall have one authorized class of Membership Interests, consisting of 1,632,654 Membership Interests which may be issued in one or more series. A Membership Interest shall for all purposes be personal property. For purposes of this Agreement, Membership

Interests held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Membership Interests pursuant to the terms of this Agreement, and all fractional Membership Interests shall be rounded to the fourth decimal place.

(b) The Members of the Company consist of the Persons named as Members on the Schedule of Members. The Company shall update the Schedule of Members to reflect any changes in the Members, the Membership Interests and the Total Interest of the Members in accordance with the terms of this Agreement. The Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

Section 3.2 Application of Article 8 of the Uniform Commercial Code. Each Membership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (the “UCC”), and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall be controlling.

Section 3.3 Certification of Membership Interests.

(a) Membership Interests shall be issued in non-certificated form; provided that any Member may request that the Company issue certificates to such Member representing the Membership Interests held by such Member. Upon request by a Member for issuance of Membership Interests in certificated form the Company shall issue one or more non-negotiable certificates in the name of such Member substantially in the form of Annex A hereto (a “Certificate”), which evidences the ownership of the Membership Interests of such Member. Each such Certificate shall be denominated in terms of the number of the Membership Interests evidenced by such Certificate and shall be signed by an Officer on behalf of the Company.

(b) The Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the Membership Interests represented by such Certificate, as reflected on the books and records of the Company:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Certificate has been lost, stolen or destroyed;

(ii) requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if reasonably requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the

Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Company.

(c) Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all Membership Interests represented by a Certificate, the transferor of such Membership Interests shall deliver such Certificate to the Company for cancellation (executed by such transferor and the transferee on the reverse side thereof), and the Company shall thereupon issue a new Certificate to such transferee for the Membership Interests being transferred and, if applicable, cause to be issued to such transferor a new Certificate for the Membership Interests that were represented by the canceled Certificate and that are not being transferred.

ARTICLE IV

CONTRIBUTION; ALLOCATIONS; DISTRIBUTIONS

Section 4.1 Additional Contributions. No Member shall be required to make any additional capital contribution to the Company in respect of the Membership Interests then held by such Member or to provide any financing to the Company; provided that a Member may, at the request or with the consent of the Company, make additional capital contributions or provide financing to the Company.

Section 4.2 Allocation of Profits and Losses.

(a) Subject to the other provisions in this Section 4.2 and other than in the case of a liquidation of the Company, for each Fiscal Year or other shorter period in which allocations of profits and losses are to be made among the Members (an “Allocation Period”), the Company’s Book Profits and Book Losses shall be allocated for each Allocation Period to the Members in proportion to the Total Interest of each Member.

(b) The Members agree to allocate gross income or, at the discretion of the Tax Matters Member, other items of income to FNA in the amount of any payments described as royalties and provided for under the Master Industrial Agreement (and related agreements) (“PDARs”) made to FNA, until the aggregate amount allocated and previously allocated under this Section 4.2(b) equals the aggregate amount of such PDARs paid and previously paid to FNA, and to treat such payments as distributions for the purposes of maintaining Members’ Capital Accounts. At the discretion of the Tax Matters Member, such PDARs may be treated, in whole or in part, as guaranteed payments within the meaning of Section 707(c) of the Code and the Treasury Regulations thereunder (instead of as allocations of gross income and corresponding distributions as described in the immediately preceding sentence), and the Tax Matters Member is hereby authorized to make such allocations of the deduction for such guaranteed payment as it may deem appropriate to give effect to the purposes of this Section 4.2(b). For the avoidance of doubt, amounts treated as distributions for the purposes of maintaining Members’ Capital Accounts under this Section 4.2 shall not be considered distributions for purposes of determining the amount distributable under Section 4.4.

(c) Tax-Free Contribution Treatment. The Company and each of the Members shall continue to be bound by Section 4.2(c) of the 2009 Agreement.

(d) For purposes of determining the Book Profits, Book Losses, or any other items allocable to any Allocation Period, Book Profits, Book Losses, and any such other items shall be determined on a daily, monthly, or other basis, as selected by the Tax Matters Member using any permissible method under Section 706 of the Code and the Treasury Regulations issued thereunder.

(e) Regulatory Allocations

(i) The allocations made under this Section 4.2 are intended to comply with Treasury Regulations issued pursuant to Section 704(b) of the Code as in effect on the date hereof and therefore shall be considered to include a “Qualified Income Offset” and “Minimum Gain Chargeback” as defined in the Treasury Regulations.

(ii) In accordance with Section 704(c) of the Code and the Treasury Regulations issued thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution, and, in the event that the Book Value of any Company asset is adjusted in accordance with the last sentence of the definition of Book Value, allocations of items of income, gain, loss and deduction with respect to such asset shall thereafter take into account any variation between the adjusted tax basis of the asset to the Company and its Book Value in accordance with Section 704(c) of the Code and any Treasury Regulations issued thereunder. Any allocation made pursuant to the immediately preceding sentence shall be made solely for tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or shares of Book Profits or Book Losses, and any elections or other decisions relating to such allocations made under the immediately preceding sentence shall be made in the discretion of the Tax Matters Member consistent with the economic arrangement of this Agreement.

(iii) Nonrecourse Deductions, other than Member Nonrecourse Deductions which shall be allocated (as required) in accordance with Section 1.704-2(i)(1) of the Treasury Regulations, shall be allocated among the Members in accordance with their Total Interests.

(iv) Nonrecourse Debts of the Company to the extent that they constitute Excess Nonrecourse Liabilities shall be allocated among the Members in accordance with their respective Total Interests.

(f) Recognizing the complexity of the allocations pursuant to this ARTICLE IV, the Tax Matters Member is authorized to modify these allocations to ensure that they achieve results that are consistent with and to achieve the objectives of the distribution provisions, and it is intended that the provisions of this Section 4.2 shall be interpreted in a manner (consistent with the requirements of “substantial economic effect” of Section 704 and the Treasury Regulations issued thereunder) such that each Member’s Capital Account, after allocations of income, gain, deduction, loss or items thereof, shall equal as much as possible, immediately before the liquidation of the Company, the amount of distribution that such Member would be entitled to receive upon liquidation if Section 8.1(d)(ii) provided that all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.4 of this Agreement (but without giving effect to the cross-reference in Section 4.4 to Section 8.1). For the avoidance of doubt, if, as a result of any determination by a relevant Taxing Authority or if such allocation or other change is otherwise required by law, an amount of income, gain, deduction, loss or items thereof is imputed and required to be allocated to or otherwise taken into account by any of the Members that is different from the amount originally allocated to or otherwise taken into account by such Member, the Tax Matters Member is hereby authorized to take such imputed amount into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the imputed items to each Member shall be equal to the net amount that would have been allocated to each such Member if the allocation of the imputed amount had not occurred.

(g) The Members are aware of the income tax consequences of the allocations made by this ARTICLE IV and hereby agree to be bound by the provisions of this ARTICLE IV in reporting their shares of Company income and loss for income tax purposes.

Section 4.3 Tax Matters.

(a) Tax Treatment. The Members agree to treat the Company as an entity other than as a corporation for U.S. tax purposes, and to report consistent with this treatment on their respective U.S. federal, state and local tax returns and related correspondences with any Taxing Authority, until they, acting at a meeting or by written consent as contemplated in ARTICLE X or pursuant to an amendment to this Agreement, shall agree otherwise.

(b) Taxable Year. The taxable year of the Company shall be the Fiscal Year unless another year end is selected by the Tax Matters Member, or is required under the Code or the Treasury Regulations.

(c) Tax Returns, Reports and Payments. At the direction of the Tax Matters Member, the Company shall prepare and file, or cause to be prepared and filed, at the expense of the Company, all Tax Returns of the Company and each Subsidiary thereof. As soon as practicable following the end of each Fiscal Year, the Company shall prepare and deliver, or cause to be prepared and delivered, at the expense of the Company, to each Member, in respect of each class of Membership Interests, a completed report (which may be on IRS Schedule K-l or an equivalent) indicating such Member’s share of all items of income or gain, expense, loss or other deduction and tax credit of the Company for such year, as well as the status of such Member’s Capital Account, and its Capital Account balance, as of the end of such year. The Board of Directors shall cause the Company to pay all taxes, levies, assessments, rents and other impositions imposed on the Company.

(d) Tax Elections. All elections and decisions for purposes of Federal, state, local and foreign taxes shall be made by the Tax Matters Member in its discretion, provided, however,

that the Tax Matters Member shall not take a position inconsistent with the positions of the Members agreed to under Section 4.2(c)(i) of the 2009 Agreement and Section 8.1(d)(ii) of this Agreement without the consent of the Board of Directors.

(e) Appointment of Tax Matters Member. The Company shall appoint a Tax Matters Member as the “tax matters partner” of the Company, as such term is defined under the Code, and each of the Company and the Members hereby agrees to appoint FNA (or such other Affiliate of Fiat Parent that is a Member and as Fiat Parent may designate) as such Tax Matters Member so long as FNA (or such other Affiliate) remains a Member of the Company. Each Member shall have a continuing obligation to provide the Tax Matters Member with sufficient information and the Tax Matters Member has a continuing obligation to provide such information to the Internal Revenue Service, such that each Member is eligible to be a “a notice partner” within the meaning of Section 6231(a)(8) of the Code, unless a Member elects not to be a notice partner and so informs the Tax Matters Member in writing. To the extent permitted by law, each Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s own income tax return with the treatment of the item on the Company’s tax return, and each Member agrees that such Member will not independently take any position inconsistent with the position taken by the Company with respect to tax audits or tax litigation affecting the Company, in each case except to the extent of (a) adjustments required by the final outcome of such tax audits or tax litigation or (b) written advice of independent counsel received by such Member that a challenge by a U.S. Taxing Authority to such position is likely to be successful. The Company shall indemnify the Tax Matters Member for, and hold it harmless against, any claims made against it in its capacity as Tax Matters Member in accordance with ARTICLE VI. All reasonable out-of-pocket expenses and costs incurred by the Tax Matters Member in its capacity as Tax Matters Member shall be paid by the Company as an ordinary expense of the Company’s business.

Section 4.4 Distributions.

(a) Subject to Section 8.1, distributions may be made to the Members, at the times and in the aggregate amounts determined by the Board of Directors.

(b) Any distributions shall be made pro rata to the Members in proportion to their Total Interests at the record date established therefor by the Board of Directors (or if no such record date is established then at the time of such distribution), such that no Member receives under this Section 4.4(b) an amount less than such Member’s Tax Amount (i.e., for the avoidance of doubt, the resulting distribution shall satisfy two conditions: (i) the distribution must be pro rata in proportion to the Members’ Total Interests and (ii) each Member must receive no less than its Tax Amount). For the avoidance of doubt, any amounts distributable to a Member under this Section 4.4(b) shall be reduced by any amounts withheld under Section 4.4(d) (including any amounts required to be withheld under Section 1446 of the Code). If it is determined that the Company does not have and cannot reasonably obtain cash sufficient to distribute the aggregate amount distributable under the first sentence of this Section 4.4(b) with respect to any period, (i) the Company shall make distributions to the Members under this Section 4.4(b), to the extent practicable, pro rata in proportion to the Members’ Total Interests (the excess of the aggregate amount distributable under the first sentence of this Section 4.4(b) over the amount actually distributed under this Section 4.4(b), the “Shortfall Amount”), and (ii)

the Company shall, as quickly as reasonably possible, make additional distributions to the Members under this Section 4.4(b) pro rata in proportion to their Total Interests as of the time that the Shortfall Amount arose, as and when the Board of Directors determines in its discretion that cash becomes available for distribution, to reduce the Shortfall Amount to zero.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to a Member that would violate the LLC Act or other applicable Law.

(d) The Company may withhold from amounts otherwise distributable to a Member under this ARTICLE IV the amount of any tax required to be withheld by the Company under U.S. federal, state or local law, or foreign law, provided that such amounts shall be deemed to have been actually distributed to such Member for purposes of this Agreement, including for purposes of this ARTICLE IV.

(e) The term “distribution” for purposes of this Section 4.4 does not include any payment of PDARs, even though such payments may be treated as distributions for the purposes of maintaining Members’ Capital Accounts as otherwise provided in this Agreement. For the avoidance of doubt, PDARs shall be deducted from amounts otherwise available for distribution under this Section 4.4.

ARTICLE V

BOARD OF MANAGERS; OFFICERS

Section 5.1 Establishment of Board of Directors. There is hereby established a committee of Member representatives (the “Board of Directors”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement. The Board of Directors shall number between five and thirteen persons as determined from time to time by the Members acting at a meeting or by written consent as contemplated in ARTICLE X. The Directors shall be elected pursuant to Section 5.3 for terms not to exceed one year; provided that Directors may serve an unlimited number of consecutive terms. Each Director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as provided in this ARTICLE V.

Section 5.2 General Powers of the Board of Directors. The property, affairs and business of the Company shall be overseen by the Board of Directors, except as otherwise provided in this Agreement. Each Director shall be a “manager” (as such term is defined in the LLC Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement or properly delegated to such Director by the Board of Directors. Except as such power is delegated pursuant to Section 5.11, no Director acting alone, or with any other Directors, shall have the power to act for or on behalf of, or to bind, the Company. For the avoidance of doubt, any act or thing that may be done under the authority or direction of the Board of Directors may also be done under the authority of a resolution duly adopted by Members holding a majority of the Membership Interests acting at a meeting or by written consent as contemplated in ARTICLE X.

Section 5.3 Election of Directors. The Members shall take all such actions as are necessary to appoint and duly elect Directors to the Board of Directors under the following terms:

(a) FNA may, for so long as it holds a majority of the Membership Interests, nominate for election each of the Directors and the Members agree to vote their Membership Interests in favor of such nominees. The Board of Directors shall from time to time elect from among the Directors the chairman of the Board of Directors (the “Chairman”).

(b) The Board of Directors may (but is not required to) include one or more Independent Directors.

(c) Any Director may be removed from the Board of Directors or any committee of the Board of Directors with or without cause at the written request of FNA for so long as FNA holds a majority of the Membership Interests.

(d) Any Director may resign at any time by giving written notice to the Chairman or the Secretary. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

(e) If any Director for any reason ceases to serve as a member of the Board of Directors either during such Director’s term of office or because such Director’s term of office has concluded, the resulting vacancy on the Board of Directors shall be filled pursuant to the procedures set forth in Section 5.3(a).

Section 5.4 Meetings.

(a) Meetings of the Board of Directors may be held in Auburn Hills, Michigan or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Chairman, but in no event less than one time during any 12-month period. Special meetings of the Board of Directors may be called by or at the request of (i) the Chairman or (ii) Member(s) holding a majority of the Membership Interests.

(b) Any Director or any member of a committee of the Board of Directors present at a meeting shall be conclusively presumed to have waived notice of such meeting. Such Director shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with the secretary of the meeting before the adjournment thereof. Such right to dissent or abstain shall not apply to any Director who voted in favor of such action.

Section 5.5 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Board of Directors shall be given to each Director in the manner contemplated by Section 12.2 not less than two nor more than 20 calendar days before the date of the meeting, in each case to each Director at his or her notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Directors entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 5.6 Quorum. Unless otherwise provided by Law or this Agreement, the presence of Directors constituting a majority of the Directors then in office shall constitute a quorum for the transaction of business. If such quorum is not present within 60 minutes after the time appointed for such meeting, such meeting shall be adjourned and the Chairman shall reschedule the meeting to be held not fewer than one nor more than 10 Business Days thereafter. If such meeting is rescheduled, then those Directors who are present or represented by proxy at the rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meeting shall have been delivered to all Directors at least twelve hours prior to the time of such rescheduled meeting. Each Director may designate by proxy any other Director to attend and act on behalf of the Director (including voting on all matters brought before the Board of Directors) at a meeting of the Board of Directors, a copy of which proxy shall be delivered to the Chairman at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes any interested party contract or transaction.

Section 5.7 Voting.

(a) Each Director shall be entitled to cast one vote with respect to each matter brought before the Board of Directors (or any committee of the Board of Directors of which such Director is a member) for approval.

(b) Except as otherwise provided by this Agreement, the LLC Act, other Law or the Certificate of Formation, all matters to be determined by the Board of Directors shall be determined by a majority vote of the Directors present at a meeting at which a quorum is present. No Director shall be disqualified from voting on matters as to which such Director or any Member may have a conflict of interest, whether such matter is a direct conflict of interest in connection with which such Director or Member or any Affiliate of such Person will engage in a transaction with the Company or one or more of its Subsidiaries.

Section 5.8 Action Without a Meeting; Telephonic Meetings.

(a) On any matter requiring an approval or consent of Directors under this Agreement or the LLC Act, the Directors may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken and presented for approval to all applicable Directors, shall be signed by a majority of such Directors.

(b) Any Director may at such Director’s discretion, participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another. Participation in a telephonic meeting pursuant to this Section 5.8(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

Section 5.9 Compensation of Directors; Expense Reimbursement. Directors may receive a stated compensation as determined from time to time by the Board of Directors. All

Directors shall receive the same compensation for service as a Director with the exception of the Chairman of the Board and Committee chairs who may receive additional compensation as determined by the Board of Directors. Directors who are also Officers (as defined herein) of the Company or employees of any Member or its Affiliates may receive a fee for services in their capacity as Directors and nothing herein contained shall be construed to preclude any Director from serving the Company or any of its Affiliates in any other capacity and receiving compensation therefor.

Section 5.10 Committees of the Board of Directors.

(a) The Board of Directors may designate one or more committees, each of which shall be comprised of one or more Directors and may designate one or more of the Directors as alternate members to replace absent or disqualified Directors at any meeting of that committee subject to any limitation imposed by the Board of Directors.

(b) Any committee of the Board of Directors shall have and may exercise the authority of the Board of Directors, subject to any limitations set forth in the resolutions establishing such committee. Any committee members may be removed, or any authority granted to any committee may be revoked, at any time for any reason by the Board of Directors. Each committee of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided in this Agreement, the charter for such committee or by a resolution of the Board of Directors designating such committee.

(c) There is hereby established the audit committee of the Board of Directors (the “Audit Committee”). The composition of the Audit Committee shall be set forth in the Audit Committee charter adopted from time to time by the Board of Directors, but in any event shall consist of two or more Directors. The Board of Directors shall appoint a chairman of the Audit Committee. The Audit Committee shall have and may exercise such powers, authority and responsibilities as set forth in the Audit Committee charter. The Audit Committee shall report its actions, findings and reports to the Board of Directors on a regular basis.

Section 5.11 Delegation of Authority. The Board of Directors may, from time to time (acting in any applicable case with any required consent under this Agreement), delegate to any Person authority to act on behalf of the Company as it shall deem advisable. Any delegation pursuant to this Section 5.11 may be revoked by the Board of Directors at any time and for any reason or no reason.

Section 5.12 Officers.

(a) The officers of the Company (the “Officers”) shall consist of a Chief Executive Officer and such other Officers as the Chief Executive Officer may deem appropriate. Appointment of a Chief Executive Officer will require the prior written approval of Fiat Parent. Other Officers shall be approved and appointed by the Chief Executive Officer (which designation shall be in writing). One Person may hold, and perform the duties of, any two or more of such offices.

(b) Any Officer may be removed, with or without cause, at any time by the Board of Directors (in the case of the Chief Executive Officer) or by the Chief Executive Officer (in the

case of other Officers), except that the Chief Executive Officer may be removed only with the prior written approval of Fiat Parent. For the avoidance of doubt, any of the Officers, including the Chief Executive Officer, may be employees of Fiat Parent or any of its Affiliates. Any seconded Officer may receive supplemental employment compensation from Fiat Parent or any of its Affiliates related to such secondment. The Board of Directors or the Chief Executive Officer may from time to time adopt a schedule of authority setting forth the specific powers and authorities delegated to each of the Officers and other authorized representatives (if any) of the Company. The initial schedule of authority is set forth in Annex B and shall be in force until amended, modified or terminated (in total or as applicable to any particular Officers(s) or other authorized representative(s)) by the Board of Directors, solely with respect to any power or authority delegated to the Chief Executive Officer, or the Chief Executive Officer (except as it applies to any power or authority delegated to the Chief Executive Officer).

Section 5.13 Standard of Care; Fiduciary Duties; Liability of Directors and Officers.

(a) The Board of Directors shall adopt corporate ethics, anti-bribery, anti-corruption, safety, environmental and other policies at least equivalent to those applicable to Fiat Parent.

(b) Any Director or Officer, in the performance of such Director’s or Officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account or any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries) of the following other Persons or groups: (i) one or more Officers or employees of such Member or the Company or any of their respective Subsidiaries, (ii) any legal counsel, accountants or other Person employed or engaged by any Member, the Board of Directors or the Company or any of its Subsidiaries or (iii) any other Person who has been selected with reasonable care as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the LLC Act.

(c) On any matter involving a conflict of interest not provided for in this Agreement, each Director and Officer shall be guided by his or her good faith judgment as to the best interests of the Company and shall take such actions, if any, as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.

(d) Subject to, and as limited by the provisions of this Agreement, the Directors and the Officers, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed under Law by directors and officers of a business corporation incorporated under the Delaware General Corporation Law; provided that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Directors and provided, further, that, no Director and no Person that elected such Director shall have any duty to disclose to the Company or the Board of Directors confidential information in such Director’s or Person’s possession even if it is material and relevant information to the Company and/or the Board of Directors and neither such Director nor such Person shall be liable to the Company or the Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Director or Person that has the right to nominate or elect such Director by reason of such lack of disclosure of such confidential information. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of a Director or Officer otherwise existing at Law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Director or Officer. Notwithstanding the foregoing provisions and Section 5.13(f), except as otherwise expressly provided in this Agreement or any other written agreement entered into by the Company or any of its Subsidiaries and any Director, if a Director acquires knowledge of a potential transaction or matter that may be a business opportunity for the Company, such Director shall have no duty to communicate or offer such business opportunity to the Company and shall not be liable to the Company for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Director by reason of the fact that such Director directs such opportunity to any other Person, or does not communicate information regarding such opportunity to the Company, and any such direction of an opportunity by such Director, and any action with respect to such an opportunity by such Person, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise.

(e) Except as required by the LLC Act, no individual who is a Director or an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise by reason of being a Director or an Officer or any combination of the foregoing.

(f) No Director or Officer shall be liable to the Company or the Members (whether for monetary damages or otherwise) for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.

ARTICLE VI

INDEMNIFICATION

Section 6.1 General Indemnity.

(a) To the fullest extent permitted by the LLC Act, the Company, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Director, an officer or employee, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary or agent of another Entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.

(b) The Company shall pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the Company if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this ARTICLE VI.

(c) The Company shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the Company or any of its Subsidiaries if the Proceeding was not authorized by the Board of Directors. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board of Directors in such manner as the Board of Directors may determine.

(d) Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this ARTICLE VI shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.

Section 6.2 Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this ARTICLE VI shall not be exclusive of any other right which any Person may have or hereafter acquire under any Law, provision of this Agreement, any other agreement, any vote of Members or Directors or otherwise.

Section 6.3 Merger or Consolidation; Other Entities. For purposes of this ARTICLE VI, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees, fiduciaries or agents, so that any Person who is or was a manager, director, officer, employee, fiduciary or agent of such constituent company, or is or was serving at the request of such constituent company as a manager, director, officer, employee, fiduciary or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VI with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this ARTICLE VI, references to “another Entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this ARTICLE VI.

Section 6.4 No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this ARTICLE VI shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

ARTICLE VII

ADMISSION OF ADDITIONAL MEMBERS

Section 7.1 Admission Requirements. One or more additional Persons may be admitted to the Company as Members only upon furnishing to the Company: (i) a joinder agreement pursuant to which such Person agrees to be bound by all of the terms and conditions of this Agreement and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Company may deem appropriate). Such admission shall become effective on the date on which the Company determines that the foregoing conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and other interests in the Company. Such Member’s capital contributions and initial Capital Account shall be reflected in the Company’s books and records.

Section 7.2 Acceptance of Prior Acts. Any Person who is admitted pursuant to Section 7.1 hereby accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted to the Company and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

Section 7.3 Transfers; Admission of Transferees.

(a) No Member may Transfer its Membership Interests unless such Transfer complies with the provisions of this Agreement and any Certificate representing such Membership Interests. Notwithstanding the foregoing, any Member may Transfer its Membership Interests to any other Member.

(b) Upon admission as a Member pursuant to a Transfer conducted in accordance with this Agreement, a Transferee shall succeed to the rights, duties and obligations of the Transferor under this Agreement, the Certificate of Formation and the LLC Act and any references in this Agreement to the Transferor (unless such Transferor remains a Member) shall be deemed to refer to such Transferee for purposes of this Agreement.

(c) Until a Transferee is admitted as a Member pursuant to Section 7.1, the Transferor shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Membership Interest transferred.

ARTICLE VIII

DISSOLUTION

Section 8.1 In General. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Members holding a majority of the Membership Interests, (ii) at any time there are no Members of the Company unless the Company is continued in accordance with the LLC Act or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the LLC Act.

(a) The bankruptcy (within the meaning of Sections 18-101(1) and 18-304 of the LLC Act) of any of the Members shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the LLC Act.

(c) Upon the cancellation of the Certificate of Formation in accordance with the LLC Act, the Company and this Agreement shall terminate.

(d) In the event of a Liquidation Proceeding:

(i) the liquidators shall pay, satisfy or discharge from the Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in such Liquidation Proceeding) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s debts, liabilities and obligations has been made in accordance with Section 8.1(d)(i), and after all allocations have been made in accordance with Section 4.2, all remaining assets of the Company shall be distributed to the Members in accordance with their positive Capital Account balances, subject to any applicable waiting periods or consents required under applicable law.

Section 8.2 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 8.1 to minimize any losses otherwise attendant upon such winding up.

ARTICLE IX

RIGHTS AND DUTIES OF MEMBERS

Section 9.1 Members. The Members of the Company, and their respective numbers of Membership Interests, are listed on the Schedule of Members. No Person may be a Member without the ownership of a Membership Interest. Except as otherwise expressly provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of any other Member or the Company.

Section 9.2 No Member Fiduciary Duties.

(a) No Member shall, except as expressly required by the LLC Act and other applicable Law, owe any duties (including fiduciary duties) as a Member to (i) the other Members or (ii) the Company, except for duties arising under contracts between such Members and the Company, in each case notwithstanding anything to the contrary existing at Law, in equity or otherwise.

(b) Except as otherwise expressly provided in this Agreement, any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, whether or not such business or venture is competitive with the Company or any of its Subsidiaries, and neither the Company nor any other Member shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the members, shareholders, partners and Affiliates thereof. The pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at Law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the LLC Act, subject to the terms and conditions of this Agreement.

(c) If a Member acquires knowledge of a potential transaction or matter that may be a business opportunity for both such Member and the Company or another Member, such Member shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including fiduciary duties) as a Member by reason of the fact that such Member pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company.

(d) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member otherwise existing or implied at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member.

ARTICLE X

MEETINGS OF MEMBERS

Section 10.1 Meetings of the Members. Meetings of the Members may be called at any time by the Board of Directors, the Chairman, the Chief Executive Officer or as provided by this Agreement. Except to the extent otherwise provided in this Agreement, the following provisions shall apply to meetings of Members. For the avoidance of doubt, any matter that may be presented for approval or consent at a meeting of Members whether under this Agreement or the LLC Act or otherwise, the Members may take such action without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Members holding a majority of the Membership Interests.

Section 10.2 Notice of Meetings. The written notice of any meeting of Members shall be given not fewer than two (2) nor more than twenty (20) calendar days before the date of the meeting to each Member entitled to vote at such meeting.

Section 10.3 Adjournments. Any meeting of Members may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Members may transact any business which might have been transacted at the original meeting.

Section 10.4 Quorum. Except as otherwise provided in this Agreement, at each meeting of Members, the Members holding a majority of outstanding voting Membership Interests, present in person or represented by proxy, shall constitute a quorum.

Section 10.5 Organization. Meetings of Members shall be presided over by the Chairman, or in his absence, by the Chief Executive Officer or another Director designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairman of the meeting may appoint an Officer to act as secretary of the meeting.

Section 10.6 Waiver of Notice of Meetings of Members. Whenever notice is required to be given by law or under any provision of this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written notice or waiver of notice of meeting.

Section 10.7 Determination of Members of Record. In order that the Company may determine the Members entitled to notice of, or to vote at, any meeting or any adjournment thereof or to consent to action in writing without a meeting, the Board of Directors or any Officer of the Company may fix a record date, which record date shall not be more than sixty (60) nor less than five (5) days before the date of such meeting or consent, as applicable. If no record date is set, the record date for determining Members entitled to notice of, or to vote at, a meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If no record date is set, the record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. A determination of Members of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that a new record date for the adjourned meeting may be established.

ARTICLE XI

INFORMATION RIGHTS; BOOKS AND RECORDS

Section 11.1 Schedule of Members. The Company shall maintain and keep at its principal office the Schedule of Members on which it shall set forth the name and notice address of each Member, and the aggregate number of Membership Interests of such Member at any time.

Section 11.2 Books and Records; Other Documents.

(a) The Company shall keep, or cause to be kept, (i) complete and accurate books and records of account of the Company, (ii) minutes of the proceedings of meetings of the Members, the Board of Directors and any committee thereof and (iii) a current list of the Directors and Officers and their notice addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being accurately and completely converted into written form within a reasonable time. The Company shall, and shall cause its Subsidiaries to, (A) make and keep financial records in reasonable detail that accurately and fairly reflect all financial transactions and dispositions of the assets of the Company and its Subsidiaries and (B) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with authorization by the Person in charge and are recorded so as to provide proper financial statements and maintain accountability for assets and (2) safeguards are established to prevent unauthorized persons from having access to the assets.

(b) At all times the Company shall maintain at its principal office a copy of the Certificate of Formation, including any amendments thereto, copies of this Agreement and all amendments hereto, and all other records required to be maintained pursuant to the LLC Act.

(c) The Company shall maintain books for the purpose of registering the Transfer of Membership Interests.

Section 11.3 Reports and Audits.

(a) Promptly upon request, the Company shall, at its cost and expense, furnish, or cause to be furnished, to each Member such information relating to the financial condition, operations of the Company or any other aspect of the Company or its business in possession of the Company as any such Member may from time to time reasonably request.

(b) Each Member shall have the right, at all reasonable times and upon reasonable notice during normal business hours, and at its own expense, so long as such access does not unreasonably interfere with the normal operation of the Company, to examine and make copies of or extracts from the books of account of the Company or any other Company record for any purpose reasonably related to such Member’s interest as a Member of the Company, including to satisfy any public reporting obligations of such Member under applicable law and the rules of any securities exchange, and for federal, state, local or foreign income or franchise tax purposes. Such examination rights may be exercised through any designated agent or employee of such Members, as applicable, or their respective Affiliates. The parties agree that any such examination is not intended to duplicate in its entirety the audit conducted by the Independent Auditor.

Section 11.4 Financial Statements and Other Information.

(a) The Members shall be supplied with annual (audited) and condensed quarterly (unaudited but reviewed) consolidated financial statements of the Company in form and substance reasonably satisfactory to Fiat Parent, together with such other financial statements and supporting information as Fiat Parent may reasonably request to facilitate compliance with its financial reporting, record keeping and internal control requirements.

(b) The Members shall be supplied with all Company information reasonably necessary to enable each Member to prepare its federal, state, local and foreign income Tax Returns. Such information shall be prepared by the Company, and the Company shall use its reasonable best efforts to deliver such information to each Member promptly in light of the timing applicable to the purpose for which such information is to be used by such Member.

(c) If a Member or Affiliate of such Member is required by Law or any accounting principles (including GAAP) applied by such Member to consolidate or otherwise reflect the financial results of the Company into such Member’s financial statements, then the Company shall provide to such Member, reasonably promptly upon request (and, so long as such Member has timely made such request, within a sufficient period of time so as to enable such Member to comply with any Law or accounting requirement applicable to it), any information reasonably requested for such purposes.

Section 11.5 Independent Auditor. The Company and its Subsidiaries shall engage a Person to audit its financial statements (the “Independent Auditor”) that (a) is an independent public accounting firm within the meaning of the American Institute of Certified Public Accountants’ Code of Professional Conduct (American Institute of Certified Public Accountants, Professional Standards, vol. 2, et seq. 101), (b) is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (c) would not be in violation of the auditor independence requirements of the Sarbanes-Oxley Act by reason of its acting as the auditor of the Company and its Subsidiaries.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Separability of Provision. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity,

`unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

Section 12.2 Notices. All notices, demands, financial reports, other reports and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) to the following addresses:

if to the Company or the Board of Directors:

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

United States of America

Attention: General Counsel

Fax: +1 (248) 512-1771

if to FNA:

Fiat North America LLC

c/o Fiat Finance NA Inc.

7 Times Square Tower, Ste. 4306

New York, NY 10036

Attention: General Counsel

Section 12.3 Entire Agreement. This Agreement and the other documents referred to herein, constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof as of the date of this Agreement and supersede all prior agreements, undertakings and negotiations (in each case, both oral and written) between the parties concerning the subject matter herein. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

Section 12.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 12.5 Amendments. This Agreement may not be amended, modified, waived or supplemented except pursuant to a written instrument signed by the Company and the holders of a majority of the Membership Interests outstanding at such time.

Section 12.6 Sole Benefit of Members. Except as expressly provided in ARTICLE VI, the provisions of this Agreement (including without limitation Section 4.1) are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company; provided, that FNA and Fiat Parent shall be third party beneficiaries with respect to each provision of this Agreement that explicitly designates rights to FNA or Fiat Parent, including but not limited to each provision of this Agreement that relates to the Directors.

Section 12.7 Independent Contractors; Expenses. This Agreement does not constitute any party hereto the partner, agent or legal representative of any other party hereto, except to the extent that the Company is classified as a partnership for United States federal income tax purposes and the Members are treated as “partners” for such tax purposes. Each party hereto is independent and responsible for its own expenses (except as otherwise agreed pursuant to ARTICLE VI), including attorneys’ and other professional fees incurred in connection with the transactions contemplated by this Agreement.

Section 12.8 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Members, the Company or any of its Affiliates (other than Indemnified Persons), and no Person that makes a loan or otherwise extends credit to any Member, the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such Person) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

Section 12.9 Further Action. The parties hereto agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.10 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 12.11 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”;

(e) whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the heirs, executors, administrators, legal representatives, successors and permitted assigns of such Person where the context so permits;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) the terms “dollars” and “$” shall mean dollars of the United States of America; and

(k) references to any agreement, contract, guideline, exhibit or schedule, unless otherwise stated, are to such agreement, contract, guideline, exhibit or schedule as amended, amended and restated, replaced, substituted, modified or supplemented from time to time in accordance with the terms hereof and thereof; and references to any Law or a particular provision of any Law, unless otherwise stated, are to such Law and any successor Law or to such provision of Law and the corresponding provision in any successor Law, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on their behalf this Fourth Amended and Restated Limited Liability Company Agreement pursuant to the requirements of Section 5.8 and Section 15.5 of the 2012 Agreement as of the date first written above.

CHRYSLER GROUP LLC

By:	/s/ Marjorie Harris Loeb
	Name:	Marjorie Harris Loeb
	Title:	Senior Vice President, General Counsel and Secretary

By:	FIAT NORTH AMERICA LLC

By:	/s/ Giorgio Fossati
	Name:	Giorgio Fossati
	Title:	Attorney in Fact

FNA HOLDCO 00, LLC
FNA HOLDCO 01, LLC
FNA HOLDCO 02, LLC
FNA HOLDCO 03, LLC
FNA HOLDCO 04, LLC
FNA HOLDCO 05, LLC
FNA HOLDCO 06, LLC
FNA HOLDCO 07, LLC
FNA HOLDCO 08, LLC
FNA HOLDCO 09, LLC
FNA HOLDCO 10, LLC
FNA HOLDCO 11, LLC
FNA HOLDCO 12, LLC

By:	FIAT NORTH AMERICA LLC (sole member of each)

By:	/s/ Giorgio Fossati
	Name:	Giorgio Fossati
	Title:	Attorney in Fact

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT]

DEFINITIONS ADDENDUM

Part I. Definitions.

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 7.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Book Profit” and “Book Loss” means, for each Fiscal Year, or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code; provided that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken in account in computing Book Profit or Book Loss pursuant to this provision shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Book Profit or Book Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

(iii) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of as determined under Treasury Regulations Section 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset may differ from such Book Value;

(iv) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken in account Depreciation for such Fiscal Year, computed as provided in this Agreement; and

(v) in the event the Book Value of any Company asset is adjusted to reflect the Fair Market Value of such asset in accordance with the last sentence of the definition of “Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Book Profit or Book Loss.

If the Company’s taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Book Profit for such Fiscal Year, and, if a negative amount, such amount shall be the Company’s Book Loss for such Fiscal Year. Notwithstanding the other provisions of this definition of Book Profit and Book Loss, any gross items specially allocated pursuant to ARTICLE IV shall not be taken into account in computing Book Profit and Book Loss.

“Book Value” of an asset means, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations as follows:

(i) The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the Fair Market Value for such asset, and, in each case, such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which Company is entitled for federal income tax purposes with respect thereto.

(ii) The Book Values of all Company assets shall be adjusted to equal their respective Fair Market Values, as reasonably determined by the Tax Matters Member, as of the following times:

(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis additional capital contribution or, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii), in exchange for services;

(B) the distribution by the Company to a Member of more than a de minimis amount of the Company assets, including money, if, as a result of such distribution, such Member’s interest in the Company is reduced;

(C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(D) at any other time, as permitted by the Treasury Regulations, at the discretion of the Tax Matters Member.

“Business Day” means any calendar day other than a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in Torino, Italy, Detroit, Michigan or New York, New York.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on April 28, 2009, which became effective on such date.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, agreement, license, exemption or other permit or order of, registration, declaration or filing with, or report or notice to, any Person.

“Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board of Directors or a similar governing body of the first Person; or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction as reported for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Tax Matters Member.

“Distribution” means each distribution after the Effective Date made by the Company to a Member, whether in cash, property or securities of the Company, pursuant to, or in respect of, Section 4.4 or ARTICLE VIII.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Excess Nonrecourse Liability” means an “excess nonrecourse liability” within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations.

“Fair Market Value” means, in reference to property or assets owned by the Company, the fair market value of such property or assets as reasonably determined by the Tax Matters Member.

“Fiat Group” means Fiat Parent and FNA and their respective Subsidiaries, but excludes the Company and its Subsidiaries.

“Fiat Parent” means Fiat S.p.A., a Societa per Azioni organized under the laws of Italy or its legal successor regardless of jurisdiction of organization.

“Fiscal Year” means the fiscal year of the Company, which shall be the year ending December 31. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“FNA” means Fiat North America LLC, a limited liability company organized under the laws of the State of Delaware, and its Subsidiaries (including unless the context otherwise requires any Person through which FNA holds its ownership interest in the Company, but excluding the Company and its Subsidiaries).

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, tribunal or arbitral body, and any self-regulatory organization, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Independent Director” means a Director who is independent of the Company as determined by reference to the list of enumerated relationships precluding independence under the listing rules of the New York Stock Exchange.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity.

“Liquidation Proceeding” means any liquidation, dissolution or winding up of the Company or any of its Subsidiaries or the commencement of proceedings to adjudicate the Company or any of its Subsidiaries as bankrupt, or consenting to the filing of a bankruptcy proceeding against any of them, or filing a petition or answer or consent seeking reorganization of any of them under any bankruptcy or insolvency law, or consenting to the filing of any such petition, or consenting to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency, or making an assignment for the benefit of creditors, or admitting inability to pay debts generally as they become due.

“Master Industrial Agreement” means the Master Industrial Agreement, dated as of June 10, 2009, between Persons within the Fiat Group and the Company.

“Member” means each Person who appears on the Schedule of Members, as amended from time to time, or is hereafter admitted as a member of the Company in accordance with the terms of this Agreement and the LLC Act. The Members shall constitute the “members” (as such term is defined in the LLC Act) of the Company. Except as otherwise set forth herein or in the LLC Act, the Members shall constitute a single class or group of members of the Company for all purposes of the LLC Act and this Agreement.

“Membership Interest” means the limited liability company interests of a Member in the Company, as set forth opposite such Member’s name on the Schedule of Members hereto, as amended from time to time, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and the LLC Act, together with the obligations of such Member to comply with all the provisions of this Agreement and the LLC Act. The Company may issue whole or fractional Membership Interests pursuant to the terms of this Agreement.

“Member Nonrecourse Deductions” has the meaning given to “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Nonrecourse Debt” means any Company liability to the extent that no Member or related Person bears the economic risk of loss for such liability under Section 1.752-2 of the Treasury Regulations.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Person” means any individual or Entity.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended from time to time.

“Subsidiary” means, with respect to any Person, a second Person in which the first Person has an amount of voting securities, other voting rights or voting partnership interests that are sufficient to elect a majority of the second Person’s board of directors or other governing body, or, if there are no such voting interests, if the first Person has more than 50% of the equity interest of the second Person.

“Tax Amount” means, in respect of any Member, the product of (x) the sum of the highest U.S. Federal rate of tax (expressed as a percentage) generally applicable to corporations plus five (5) percent in respect of state and local taxes (reduced by the net federal tax benefit deemed to arise from such state and local taxes at the relevant assumed rates) and (y) the net amount of income allocable to such Member (excluding any allocations of income in respect of PDARs) for the applicable period.

“Tax Matters Member” means any Person that has been designated the Tax Matters Member pursuant to Section 4.3(e).

“Tax Return” means any and all returns, reports and forms (including declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Entity with respect to any taxes.

“Taxing Authority” means, with respect to any tax, the Governmental Entity or political subdivision thereof that imposes such tax, and the agency (if any) charged with the collection of such tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Total Interest” means, with respect to a particular Member at any time, the percentage obtained from the quotient of (i) the number of Membership Interests held by such Member divided by (ii) the number of Membership Interests in the aggregate held by all Members.

“Transfer” means any sale, transfer, assignment (other than a contingent assignment for the benefit of creditors), exchange, or other disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of Law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. A Transfer shall also include the entering into of any financial instrument or contract the value of which is determined by reference to the Company (including the amount of the Company’s distributions, the value of the Company’s assets or the results of the Company’s operations).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the US Treasury under the Code, as amended from time to time.

Part II. Cross-References. In addition to the terms set forth in Part I of the Definitions Addendum, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Agreement	Preamble
Allocation Period	Section 4.2(a)
Audit Committee	Section 5.10(c)
Board of Directors	Section 5.1
Capital Account	Section 3.1(b)
Certificate	Section 3.3(a)
Chairman Company	Section 5.3(a) Preamble
Directors	Section 5.1
Effective Date	Preamble
Indemnified Persons	Section 6.1(a)
Independent Auditor	Section 11.5
LLC Act	Recitals
Members	Preamble
Officers	Section 5.12(a)
Original Agreement	Preamble
PDARs	Section 4.2(b)
Proceeding	Section 6.1(a)
Sarbanes-Oxley Act Secretary	Section 11.5 Annex B
Shortfall Amount	Section 4.4(b)
UCC	Section 3.2

Schedule of Members

Name and Notice Address of Members	Membership Interests
	Number of Units	Total Interest
Fiat North America LLC	955,730.00	58.5384%
c/o Fiat Finance NA Inc. 7 Times Square Tower, Ste. 4306 New York, NY 10036

FNA Holdcos:
All c/o Fiat Finance NA Inc. 7 Times Square Tower, Ste. 4306 New York, NY 10036
FNA Holdco 00, LLC	54,153.92	3.3169%
FNA Holdco 01, LLC	54,153.92	3.3169%
FNA Holdco 02, LLC	54,153.92	3.3169%
FNA Holdco 03, LLC	54,153.92	3.3169%
FNA Holdco 04, LLC	54,153.92	3.3169%
FNA Holdco 05, LLC	54,153.92	3.3169%
FNA Holdco 06, LLC	54,153.92	3.3169%
FNA Holdco 07, LLC	54,153.92	3.3169%
FNA Holdco 08, LLC	54,153.92	3.3169%
FNA Holdco 09, LLC	54,153.92	3.3169%
FNA Holdco 10, LLC	54,153.92	3.3169%
FNA Holdco 11, LLC	54,153.92	3.3169%
FNA Holdco 12, LLC	27,076.96	1.6585%

Total for FNA Holdcos:	676,924.00	41.4616%

TOTAL	1,632,654.00	100%

ANNEX A

CERTIFICATE FOR LIMITED LIABILITY COMPANY INTERESTS IN

CHRYSLER GROUP LLC

THE MEMBERSHIP INTEREST IN CHRYSLER GROUP LLC HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. THE MEMBERSHIP INTEREST MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH SECURITIES ACT AND LAWS OR, A TRANSACTION THAT IS EXEMPT FROM AND NOT SUBJECT THERETO.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH, A “TRANSFER”) AND VOTING OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT.

Certificate Number [ ]	[ ] Membership Interests

Chrysler Group LLC, a Delaware limited liability company (the “Company”), hereby certifies that [                    ] (together with any assignee of this Certificate, the “Holder”) is the registered owner of [                    ] Membership Interests in the Company. The rights, powers, preferences, restrictions and limitations of the interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated as of June [10], 2014, as the same may be further amended or restated from time to time (the “Limited Liability Company Agreement”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business. Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor in such Transfer, and an application for transfer in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferee in such Transfer.

Each Membership Interest in the Company shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the

Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

Dated: [ ], 20	CHRYSLER GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

(REVERSE SIDE OF CERTIFICATE)

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (print or typewrite name of transferee), (insert Social Security or other taxpayer identification number of transferee), the following Membership Interests in the Company: (identify the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes and appoints             and its authorized Officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated: [ ], 20
By:
Name:
Title:

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of Membership Interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a substitute member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the Limited Liability Company Agreement, (c) represents that the Transfer complies with the terms and conditions of the Limited Liability Company Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Limited Liability Company Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a substitute member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Limited Liability Company Agreement with respect to the limited liability company interests in the Company described above. Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Limited Liability Company Agreement.

The Applicant directs that the foregoing Transfer and the Applicant’s admission to the Company as a Substitute Member shall be effective as of             , 20    .

Name of Transferee (Print)

Dated:	Signature:

Address:

The Company (a) has determined that the Transfer described above is permitted by the Limited Liability Company Agreement, (b) hereby agrees to effect such Transfer and the admission of the Applicant as a substitute member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a substitute member.

CHRYSLER GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

ANNEX B

SCHEDULE OF AUTHORITY

Chief Executive Officer. The Chief Executive Officer of the Company (the “Chief Executive Officer”) shall perform such duties as may be assigned to him or her from time to time by the Board of Directors. Subject to the direction of the Board of Directors, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company. He or she shall from time to time report to the Board of Directors all matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors. The Chief Executive Officer shall see that all resolutions and orders of the Board of Directors are carried into effect, and in connection with the foregoing, shall be authorized to delegate to any President and the other Officers such of his or her powers and such of his or her duties as he or she or the Board of Directors may deem to be advisable.

Chief Financial Officer. The Chief Financial Officer of the Company (the “Chief Financial Officer”) shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Chief Executive Officer. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Chief Executive Officer.

Secretary. The Secretary of the Company (the “Secretary”) or any Assistant Secretary of the Company (the “Assistant Secretary”) designated by the Secretary shall attend all meetings of the Members and the Board of Directors, except to the extent the Secretary or such Assistant Secretary is excused, by the Members or the Board of Directors, as the case may be, and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the Members and, when necessary, of the Board of Directors. The Secretary or such designated Assistant Secretary, as the case may be, shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the Chief Executive Officer. To the greatest extent possible, the Secretary or such designated Assistant Secretary, as the case may be, shall vote, or cause to be voted, all of the Equity Securities of any Subsidiary of the Company.

B-1